JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT is made as of the 25`h day of February 2000 by and between BOVIE MEDICAL CORPORATION, a Delaware corporation, having its principal place of business located at 1700 30th Avenue North, St. Petersburg Florida 33110 (hereinafter, “BOVIE”) and JUMP AGENTUR FUER ELEKTROTECHNIK GMBH, a German corporation having its principal place of business located at Ernst-Abbe Str. 25, 72770 Reutlinger, Germany (hereinafter, “JUMP”). BOVIE and JUMP are, unless otherwise specifically identified, each referred to as a “Venturer” and, collectively, the “Venturers.”

WITNESSETH:

WHEREAS, JUMP and BOVIE together wish to create a joint venture limited liability partnership to provide uni-polar low temperature plasma technology for application and use in the medical industry (the "Technology"), research and funding for the development of commercially viable surgical and medical products to be manufactured and marketed for their mutual benefit; and

WHEREAS, pursuant to the terms hereof, JUMP is the assignee of JUMP Technologies Limited (HK) which is the registered owner of patents (including the US patent# _________) for the Technology, and JUMP is granting an exclusive world-wide license to the joint venture (as hereinafter defined) to produce and market any surgical and medical devices utilizing the Technology. During the term of the venture, JUMP shall continue research and development initially for the production of two commercial prototypes far dermatology and general surgery, the technical requirements of which shall be agreed upon by the Venturers; and

WHEREAS, BOVIE shall advance $200,000 to the Partnership to cover costs of further research and development for the production of two commercial prototypes for dermatology and general surgery, and shall make available its facilities in Florida for development, manufacturing and marketing of the products of the joint venture pursuant to the terms hereof and shall be responsible to expend its best efforts to secure all necessary financing for the research, development and marketing of the products estimated to be an amount up to $1,500,000.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the Venturers HEREBY AGREE AS FOLLOWS:

1.	Formation of the Venture.

1.1. Formation. The Venturers do hereby form the joint venture as a limited liability company, for the purposes hereinafter set forth, under the laws of the State of Delaware. Each of the Venturers agrees to execute and file, promptly after the date hereof, with the appropriate Delaware state and local offices a11 necessary fictitious name certificates, and all documents necessary to qualify the joint venture to conduct business in the States of New York and Florida.

1.2.	Name. The name of the joint venture shall be Unipolar Plasma Technologies. LLC., a Delaware limited liability company (the "Venture").

1.3.
Principal Office. The principal office of the Venture shall be located at St. Petersburg, Florida or at such other location within or without the State of Florida as may hereafter be agreed to by the Venturers.

1.4.	Term. The term of the Venture shall be from the date hereof until the later of (a) February 17, 2020, or (b) such later date as may be mutually agreed between the Venturers (the "Term").

1.5.
Purposes. The purposes of the Venture are to develop, manufacture and market uni-polar low temperature plasma products for application and use in the medical industry utilizing the Technology for the mutual benefit of the Venturers.

1.6.
Authority of the Venture. In order to carry out its purposes consistently with and subject to the provisions of the Joint Venture Agreement and all applicable laws, the Venture is empowered and authorized to do any and all things necessary, appropriate, proper, advisable, incidental to or convenient for the performance and accomplishment of its purposes.

1.7.
Authority to Grant License. JUMP covenants that it is the assignee of the patents for the Technology (from JUNM Technologies, Limited (HK), an affiliate) and has full authority and right to grant the exclusive license thereto to the Venture.

1.8.
Grant of License. JUMP does hereby grant to the Venture for the Term hereof, an exclusive worldwide license to develop, manufacture and market any and all surgical and medical products utilizing the Technology and the underlying patents therefore.

2.	Management of the Venture.

2.1.	Management.

a)
BOVIE shall be responsible for the day-to-day management of the manufacturing, marketing and financing the Venture and JUMP shall be responsible for research and development. All decisions relating to the overall management, operations or policies of the Venture shall be unanimously agreed to by the Venturers in the manner set forth in Section 2.1(c) hereof. Except as provided in the first sentence of this Section 2.1(a) and Section 2.1(b) hereof, neither the Venture nor either Venturer shall enter into, approve, or commit the Venture to any contract or arrangement including, without limitation, any letter of intent or similar document, nor incur any obligation or liability including, without limitation, the borrowing of funds, without the unanimous approval of the Venturers in the manner set forth in Section 2.1(c) hereof.

b) All Venture funds shall be maintained in such Venture bank accounts as shall be agreed upon by the Venturers; provided, however, that each independent facility created as a part of the Venture shall maintain an independent bank account. Withdrawals therefrom in excess of $5,000, unless otherwise specifically provided in an approved budget, shall be made only upon the joint signature of the Venturers in the manner set forth in Section 2.1(c) hereof.

c)
Exhibit A hereto designates those persons (“Designees") authorized to act on behalf of each Venturer, and each person shall have full authority to act individually on behalf of such Venturer. The Designees shall under no circumstances be deemed to be general partners or agents of the Venture. The Designees shall make all decisions, on behalf of the Venturers, regarding the day to day management of the Venture. All decisions of the Venture, and all withdrawals from Venture bank accounts, shall be made by the written approval of at least one of BOVIE Designees and one of JUMP Designees. In the event of a deadlock concerning the overall operation, management and policies of the Venture (e.g., BOVIE and JUMP cannot come to an agreement on a particular policy concerning the Venture), and after having made attempts to reconcile and/or resolve the dispute between the Venturers, the deadlock shall be resolved by submitting the dispute for resolution to a private alternative dispute resolution ("ADR") firm, the costs of which shall be borne equally by the Venturers.

d)
Each Venturer may, at its will at any time and from time to time, remove and replace any of its Designees by a writing delivered to the other Venturer which is signed by at least a majority of the other Designees of the Venturer which appointed the replaced Designee or by an executive officer of such Venturer.

e)
The Designees may unanimously delegate to one or more of them (and give any such individual a title) the power and authority to conduct various activities relating to the business of the Venture, on such terms and subject to such conditions as the Designees shall determine, subject always to the control of the Designees and the Venturers as set forth herein.

f)
All title to the property held by the Venture shall be held in its Partnership name; all business of the Venture shall be effected in its Partnership name; all contracts and obligations of the Venture shall be executed in its Partnership name; and all monies received by the Venture shall be deposited in a bank account or accounts in its Partnership name.

2.2.	Accountants. The independent accountants for the Venture shall be Bloom & Company, 50 Clinton Street, Suite 502, Hempstead, NY 11550, unless otherwise agreed by the Venturers.

2.3.
Business Plan; Budgets. The business plan for the Venture shall be consistent with the purpose of the Venture as set forth above in Section 1.5 and shall be prepared and implemented by BOVIE in consultation with JUMP; provided, however, that BOVIE shall be responsible to deliver a written, formal business plan to JUMP upon its request. All the budgetary determinations for the Venture shall be unanimously made by the Venturers as set forth in Section 2.1 (c hereof.

2.4.
Confidential Information. Each of the Venturers and the Designees shall use such confidential information as may relate to the Venture only in connection with the business of the Venture and for no other purpose, and shall hold all of such confidential information strictly confidential. The foregoing obligation of confidentiality shall not apply to information which is in the public domain of which is already known to the recipient from a source not known by the recipient to be under any obligation of confidentiality to the disclosing Venturer.

2.5.
Future Business Opportunities. BOVIE and JUMP expressly acknowledge the very limited nature and purpose of the Venture as set forth in Section 1.5 and, accordingly, during the Term hereof and thereafter, BOVIE and JUMP may pursue any corporate and/or business opportunity outside the specific, limited purposes of the Venture as herein set forth which shall not conflict with the purposes herein expressed.

2.6.
Employees; Compensation of the Venturers. BOVIE shall be compensated for the manufacturing hereunder in an amount equal to its costs and JUMP shall be compensated for its costs of research and development hereunder in an amount of U$200,000 for the production of two commercial prototypes for dermatology and general surgery, and in such amounts to be determined by the Venturers for its costs of farther research and development for production of other devices than the aforementioned two utilizing the Technology. The Venture will have its own employees and payroll, and as the Venture develops, it shall hire a program manager. Such employees and any persons who perform services for the Venture shall be compensated by the Venture in such amounts as may be determined by the Venturers; provided, however, during the initial stages of the Venture, none of the officers, directors and/or principal shareholders of either JUMP or BOVLE shall be employed by the Venture. As a consequence thereof, except for manufacturing compensation to BOVIE and development and research compensation to JUMP, none of such persons nor the Venturers shall receive any salaries or other compensation for their respective services to and/or on behalf of the Venture.

2.7.
Key Employee. JUMP covenants and represents that German Bekker, employee of JUMP shall remain employed and available for the duration of research and development of the Technology or a minimum of three years.

2.8.
Books, Records and Reports; Inspection. The Venture shall maintain its own independent books and records, which books and records shall be maintained for the Venture by BOVIE. These books and records shall be readily available for inspection by either of the Venturers upon reasonable advance written notice thereof to the other. To the extent of performance of these respective responsibilities hereunder, JUMP and BOVIE shall provide each other with monthly reports (each a "Reports" and, collectively, the “Report”), including status of operations and internally prepared financial statements (which shall not be audited or prepared by the Venture's independent accountants).

3.	Capital Contributions and Loans

3.1.
Initial Capital. Within 30 days following the execution and delivery of this Agreement by each of the Venturers, BOVIE shall advance $200,000 to the capital of the Venture to cover costs of JUMP's research and development in Moscow for production of two commercial prototypes, and shall make Bovie's manufacturing facilities in St. Petersburg, Florida available as needed for the development, manufacturing and marketing of the products; and JUMP shall contribute an exclusive world-wide license to market and manufacture medical devices utilizing the Technology (and consulting services) to the Venture (hereinafter, the "Capital Contributions").

3.2.
Additional Capital Contributions. Any additional capital required by the Venture for the implementation of the Business Plan shall be the responsibility solely of BOVIE to expend its best efforts to obtain such additional capital up to a total estimate of $1,500,000. In the event of such subsequent financing, BOVIE shall be repaid the sums previously advanced hereunder in Section 3.1 and BOVIE and JUMP each acknowledge, that in the event such financing is equity financing, the equity interests of each as specified in Sections 4.2 and 4.3 below, may be pro-ratedly diluted as a result thereof. The determination of the amount of additional capital required by the Venture shall be unanimously made by the Venturers, and such additional sums shall be used for development, research, marketing and other business purposes. JUMP shall not be required to contribute any additional capital, provided, however, that JUMP shall be required to continue its research and development works and to provide on-going consulting services to the Venture.

3.3.	Capital Accounts.

a)
The Venture shall maintain an individual capital account ("Capital Account") in the records of the Venture for each Venturer in accordance with this Agreement and in accordance with the applicable U.S. Treasury Regulations.

b)
In the event that any interest in the Venture is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

3.4.
Loans. No Venturer shall make any loan to the Venture without the prior written consent of the other Venturer to the principal amount thereof, the percentage rate of interest payable thereon and the terms of repayment.

4.	Profits, Losses and Distributions.

4.1.	Fiscal Year. The fiscal year of the Venture shall end on December 31st of each year, including the year in which operations are commenced.

4.2.
Allocation of Income, etc. BOVIE and JUMP shall each have a fifty percent (50%) interest in each item of Venture income, gain and credit as determined by the Venture's regularly retained accountants, and in the assets of the Venture; provided, however, that to the extent losses have been specially allocated pursuant to the proviso in Section 4.3 hereof, subsequent allocations of income and gain in the same amount shall be specially allocated to the Venturer who received a special allocation of losses.

4.3.
Allocation of Losses etc. BOVLE and JUMP shall each have a fifty percent (50%) interest in each item of Venture loss or deduction as determined by the Venture's then regularly retained accountants, and in the debts, liabilities and obligations of the Venture; provided, however, that losses attributable to debt for which a Venturer has the economic risk of loss shall be specially allocated to such Venturer.

4.4. Determination of Income Losses etc. At the end of each of the Venturer's fiscal years, and as of the end of such interim accounting periods as the Venturers may both agree, the allocable share of each Venturer in each item of Venture income, gain, credit, loss or deduction for such accounting period shall be determined. Such items shall be credited or debited, as the case may be, to the capital account of each Venturer.

4.5.	Distributions. Distributions by the Venture shall be made quarterly to the extent practicable in the following priority:

a)	To the payment of debts, obligations and liabilities of the Venture (including, without limitation, any and all loans made to the Venture by third parties);

b)	To the setting up of any reserves which the Venturers deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Venture;

c)	To the repayment of any unreimbursed out-of-pocket and/or overhead expenses incurred by either Venturer in accordance with this Agreement;

d)	To the repayment of any loans made to the Venture by any Venturer;

e)
To the extent that there is any surplus remaining after making payments/reserves for the Venture in accordance with Section 5(a) through (d) above, then the Venture shall make a preferred distribution to BOVIE and JUMP in the amount of such surplus on each anniversary of the date hereof, and at such other times as the Venturers shall agree, to each Venturer in accordance with its interest in the Venture set forth in Section 4.2 hereof; and

f) Upon termination of the Venture, to the Venturers, in an amount equal to each Venturer's positive balance in its capital account.

5.	Transfer of Interests.

5.1.	Permitted Transfers,

a)
Either Venturer without the consent of the other Venturer may, after thirty (30) days' prior written notice to the other Venturer, transfer and assign all of its interest in the Venture to an entity controlled by or under common control with the assigning Venturer.

b)	Notwithstanding any assignment as set forth above, the assigning Venturer shall not be relieved of any of its liabilities or obligations to the Venture or the other Venturer.

5.2.
Consent Required. Except as otherwise permitted or required in this Agreement, neither Venturer nor any assignee or successor in interest of either Venturer, without the prior written consent of the other Venturer, shall sell, assign, give, pledge, hypothecate, encumber or otherwise transfer its interest in the Venture, or in any part thereof, or in all or any part of the assets of the Venture.

6.	Termination and Dissolution.

6.1.
Dissolution or Merger. Except as otherwise permitted in Section 5.1 above, neither Venturer shall dissolve or merge with or consolidate into a corporation or other legal entity, or transfer all or substantially all of its assets, without the prior consent of the other Venturer.

6.2.	Bankruptcy, etc. In the event that:

a)
either Venturer shall file a voluntary petition in a bankruptcy or shall be adjudicated a bankrupt or seek any reorganization, rearrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future Federal bankruptcy act or any other present or future applicable Federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Venturer or its interest in the Venture (the term "acquiesce" includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within twenty (20) days after the appointment); or

b)
a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against either Venturer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act or any other present or future applicable Federal, state or other statute relating to bankruptcy, insolvency or other relief for debtors, and said Venturer shall acquiesce in the entry for such order, judgment or decree (the "acquiesce" includes but is not limited to the failure to file a petition or motion to vacate or discharge such order, judgment or decree within 20 days after the entry of the order, judgment or decree) or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Venturer, or of all or any substantial part of said Venturer's properly or its interest in the Venture shall be appointed without the consent or acquiescence of said Venturer and such appointment shall remain unvacated and unstayed for an aggregate of 60 days (whether or not consecutive); or

c)	either Venturer shall admit in writing its inability to pay its debts as they mature; or

d)	either Venturer shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations;

e)
either Venturer shall make a general assignment for the benefit of its creditors or take any other similar action for the protection or benefit of creditors; then such event shall, at the option of the other Venturer, cause a dissolution of the Venture and such other Venturer shall be the Liquidating Venturer. Such other Venturer shall have 60 days after it receives notice of an event described in this Section to exercise its option to dissolve the Venture.

6.3. Negation of Right to Dissolve by Singular Act of Venturer. Except as otherwise herein set forth, neither Venturer acting alone shall have the right to terminate this Agreement or dissolve the Venture by its express will or by withdrawal without the consent of the other Venturer. This Joint Venture Agreement may be terminated at any time upon the written consent of both Venturers. Upon any dissolution occurring by operation of law or caused by the express will or withdrawal of one of the Venturers in contravention of this Agreement, the Venturer not causing the dissolution shall be the liquidator.

6.4.
Winding Up bv Venturers. Upon dissolution of the Venture by expiration of the Term hereof, by operation of law, by any provision of this Agreement, or by agreement between the Venturers, the Venture's business shall be wound up and all its assets distributed in liquidation. In such dissolution, except as otherwise herein provided, the Venturers shall be co-liquidating Venturers and shall continue to act jointly and shall proceed to cause the Venturer's property to be sold and distribute the proceeds of sale as herein provided. Except in respect of any assets which the Venturers shall determine are not readily severable or distributable in kind, the Venturers, to the extent that liquidation of such assets is not required to fulfill the payments, if any, under Section 4.5 hereof, shall have the right to distribute, in kind, all or any portion of the assets of the Venture to the Venturers pro-rata in accordance with their respective interests in the Venture as set forth in Section 4.2 hereof.

6.5.
Winding up by Liquidating Venturer. In a dissolution by the Liquidating Venturer pursuant to the terms hereof. such Liquidating Venturer shall have the sole right to wind up the Venture in its discretion and cause the Venture's assets to be sold and the proceeds of any such sale distributed as required by this Agreement.

6.6.
Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Venture and the discharge of liabilities to creditors so as to enable the Venturers to minimize the losses normally attendant upon a liquidation.

7.	Notices.

7.1.
In Writing; Address. All notices provided for in this Agreement shall be in writing and shall be given by hand delivery or by a mailing by United States, Express, Registered or Certified Mail, postage pre-paid, return receipt requested, or Federal Express or similar overnight courier, to the address set forth below or to such other address as either of the Venturers may hereafter specify in writing:

To: BOVIE
734 Walt Whitman Road, Suite 207
Melville, NY 11747

Att: Andrew Makrides
Fax No. 5 16 /421 5821

To: JUMP Agentur Fur Elektrotelrnik GmbH
Earnst-Abbe Str. 25
72770 Reultinger
Germany

Att: Soo In Kim
Fax No. +49 7121 578888

7.2.
Copies. A copy of any notice, service of process, or other document in the nature thereof, received by either Venturer from anyone other than the other Venturer, shall be delivered by the receiving Venturer to the other Venturer as soon as practicable.

8.
Certain Representations. Each Venturer, by its execution of this Agreement, and each assignee or transferee of a Venturer's interest in the Venture by acceptance of the rights and interests of his assignor or transferor in the Venture, represents and warrants to and covenants and agrees with the Venture and the Venturers as follows:

a)
Such person is to acquire its interest in the Venture for such person's own account, and for investment purposes and not with a view to, or for sale in connection with, any unlawful distribution thereof, nor with any present intention of distributing or selling such interest.

b)
Such person will not transfer, sell, hypothecate or assign any interest in the Venture in the absence of an opinion of counsel satisfactory to the other Venturer that such does not violate the registration provisions of any applicable securities law, state or Federal.

c)
Such person will not transfer, sell, hypothecate or assign any interest in the Venture such as would cause termination of the Venture for Federal income tax purposes, except as herein otherwise permitted or required.

9.	General.

9.1.
Authority. No Violation. Each Venturer hereby represents and warrants to the other that it has full power and authority to enter into this Agreement, and that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles or Certificate of Incorporation or By-Laws of such Venturer; (b) violate any provision of any agreement to which such Venturer is a party or is subject; or (c) be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate any performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of such Venturer under, any agreement or commitment to which it is a party or by which it is bound, or to which its property is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority. The Venturers and the Venture shall be responsible or liable only for indebtedness, liabilities or obligations incurred in the furtherance of the Venture's purposes in accordance with the provisions of this Agreement, and each Venturer hereby indemnifies and agrees to hold the other Venturer harmless from any obligations and/or indebtedness not so incurred.

9.2.
Entire Agreement; etc. This Agreement contains all of the understandings and agreements of whatever kind existing between the parties hereto (and their affiliates) with respect to the subject matter hereof and supersedes all prior negotiations, whether written or oral, between the parties and their affiliates. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise herein set forth, their respective successors and assigns. This Agreement may not be amended, altered or modified except by a written instrument signed by all of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of [Connecticut), without regard to principles of conflicts of laws.

9.3.
Access. Each of the Venturers shall have full and complete access to all of the books, records and information pertaining to the Venture and to its operations and affairs. Each Venturer may at its option and its own expense, conduct internal audits of the books, records and accounts of the Venture.

9.4.	Public Announcements. No public announcements with regard to the Venture, the Ventuters, or its or their activities, shall be made except upon the approval of both Venturers.

9.5.
Tax Returns; etc. The Venture shall be treated and shall file its Federal, state and local tax returns as a partnership, and each Venturer shall use its best efforts to cause the partnership to maintain its status as a partnership for tax purposes. BOVIE shall be the "Tax Matters Partner" for purposes of the Internal Revenue Code. Should there be any question or controversy with the Internal Revenue Service or other tax authorities involving the Venture, the Venture may incur any expense which it deems necessary or advisable in the interest of the Venturers in connection with any such question or controversy, including professional fees and costs of any protests, litigation and/or appeals. The Tax Matters Partner shall not have the authority to pay the tax on any claimed deficiency and then institute a proceeding for a refund of such tax payment, without having first obtained the written consent of the other Vcnturar to such action. The out-of-pocket expenses of the Tax Matters Partner reasonably incurred in the performance of its duties hereunder shall be reimbursed in accordance with the provisions of this Agreement. Both Vcnturets shall have agreed to and signed any tax return of the Venture prior to the filing of such tax return.

9.6.
Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Venturer agrees to execute and deliver such additional documents as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
BOVIE MEDICAL CORPORATION

By:/s/ Andrew Makrides

Name: Andrew Makrides
Title: President, Chief Executive Officer

A Duly Authorized Signatory

JUMP Agentur Fur Elektrotechnik GmbH

By:/s/ German Bekker
Name: German Bekker
Title: Director
A Duly Authorized Signatory

SCHEDULE A
Bovie Medical Corporation Designees:
Moshe Citronowicz
Andrew Makrides

JUMP Agentur fur Elektrotechnik GmbH Designees:
Soo In Kim
German Bekker